N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Public & Investor Relations
(717) 751-3071
THE BON-TON STORES, INC. PROVIDES FINANCIAL IMPACT OF
CARSON PIRIE SCOTT STATE STREET STORE CLOSING
     YORK, PA, August 31, 2006 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) announced on August 25, 2006 it will close the Carson Pirie Scott store at One South State Street in Chicago by March 2007. At the time of the announcement, the Company was reviewing the accounting treatment of associate severance costs. The total estimated severance costs are $2.3 million on a pre-tax basis, of which approximately 85% will be expensed in fiscal 2006. The impact of this charge in fiscal 2006 is estimated to be $0.07 per share. To reflect this charge, the Company is adjusting its fiscal 2006 earnings per share guidance range of $2.15 to $2.35 to a range of $2.15 to $2.25. The Company reaffirms its fiscal 2006 EBITDA guidance range of $270 to $280 million previously provided in its earnings press release issued on Thursday, August 24, 2006. Incentive payments to be received from the landlord in connection with the closing approximate the value of the assets sold and are not expected to have an impact on the Company’s fiscal 2006 earnings performance.
     The store closing is expected to be slightly accretive to earnings per share in fiscal 2007 and forward, but will prevent future earnings losses created by the negatively trending sales and will benefit the Company’s cash flows.
     The Bon-Ton Stores, Inc. operates 271 department stores and seven furniture stores galleries in 23 states in the Northeast, Midwest and Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics, home furnishings and other goods. For further information, please visit the investor relations section of the Company’s website at www.bonton.com/investor/home.asp.
Statements made in this press release, other than statements of historical information are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company’s integration of the business and operations comprising the recently-acquired Carson’s stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company’s periodic reports filed with the Securities and Exchange Commission.
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